                     [LOGO OF APPLIED IMAGING APPEAR HERE]



CONTACTS:
At Applied Imaging Corp.                At Financial Relations Board:
Jack Goldstein, President and CEO       Ann Trunco (General Info)
Mike Braden, Corporate Controller       Kate Rajeck (Investor Contact)
408-562-0250                            415-986-1591

FOR IMMEDIATE RELEASE:
---------------------

         APPLIED IMAGING ADDS $1.5 MILLION TO RECENT PRIVATE PLACEMENT

               TOTAL PROCEEDS RAISED INCREASES TO $11.5 MILLION

SANTA CLARA, CA, JULY 17, 1998.   Applied Imaging Corp. (Nasdaq: AICX) announced
the completion of the private placement financing previously announced on June 3, 1998 with the placement of 500,000 shares of its Common Stock. The recent sale adds $1.5 million to the $10 million already raised at a purchase price of $3.00 per share to certain accredited investors. The proceeds will be used for working capital and general corporate purposes.

Jack Goldstein, Ph.D., President and CEO of Applied Imaging, commented "The latest placement completes this most recent round of financing. We are very pleased with the added participation and support by current investors. The funds from the private placement will allow us to further advance our prenatal screening program".

Applied Imaging Corporation develops, manufactures, and markets automated clinical analysis systems used by laboratories for the diagnosis of prenatal and other genetic diseases. The company markets its products worldwide. Applied Imaging is developing a proprietary prenatal test for screening of genetic abnormalities by isolating fetal cells from a routine maternal sample. This new test is designed to improve current prenatal screening techniques by providing an accurate and cost effective procedure without the risk of miscarriage associated with invasive prenatal testing.

Applied Imaging is a publicly traded company listed on the Nasdaq National Market System under the symbol AICX.

                                     # # #

          For more information on Applied Imaging via fax at no cost, Dial (800) PRO-INFO (908-544-2850 outside the U.S.), ticker symbol AICX.